Heaton & Company, PLLC

240 North East Promontory, Suite 200

Farmington, Utah 84025

Kristofer Heaton, CPA William R. Denney, CPA

EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Members

Mimio LLC

We hereby consent to the incorporation of our report dated May 13, 2016, with respect to the financial statements of Mimio LLC for the years ended December 31, 2015 and 2014, the Registration Statement of Boxlight Corporation on Form S-1/A Amendment No. 17 to be filed on or about August 8, 2016. We also consent to the use of our name and the references to us included in the Registration Statement.

/s/ Heaton & Company, PLLC

Heaton & Company, PLLC

Farmington, Utah

August 12, 2016

240 N. East Promontory Suite 200 Farmington, Utah 84025 (T) 801.218.3523 heatoncpas.com